UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to ss.240.14a-12

OCWEN FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OCWEN FINANCIAL CORPORATION

1661 Worthington Road, Suite 100

West Palm Beach, Florida 33409

Supplement to the Proxy Statement
for the Special Meeting of Shareholders
to be held on Friday, November 16, 2018

This supplement, dated October 12, 2018, amends and supplements the definitive proxy statement of Ocwen Financial Corporation (“we” or the “Company”), dated September 24, 2018 (the “proxy statement”), and is being furnished to you in connection with the solicitation of proxies by the Board of Directors of the Company for use at our Special Meeting of Shareholders (the “Special Meeting”) and at any postponement or adjournment of the Special Meeting.

The purpose of this filing is to update disclosure in the proxy statement relating to the “broker non-vote” voting rules that apply to the “Adjournment Proposal – To permit the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event that there are insufficient shares present, in person or by proxy, voting in favor of the Protective Amendment” in the proxy statement (the “Adjournment Proposal”).

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Background

If you are a beneficial owner of shares held in street name, you are considered the beneficial owner of the shares, and your shares may be voted at the Special Meeting only by the brokerage firm, bank, broker-dealer or similar organization (collectively, “Broker”) that holds your shares. As a beneficial owner, you have the right to instruct your Broker how to vote your shares. If you hold your shares in street name through a brokerage account and you do not submit instructions to your Broker about how your shares are to be voted, one of two things can happen depending on the type of proposal. If the proposal involves a “routine” matter, then the rules of the New York Stock Exchange provide Brokers discretionary authority to vote your shares even if you do not provide instructions. If, however, the proposal involves a “non-routine” matter, then Brokers are not permitted to vote your shares without instructions from you, and your shares will constitute “broker non-votes.” For proposals that require the approval of a majority of shares outstanding, a broker non-vote has the same effect as a vote against the proposal. For proposals that require the approval of a majority of votes cast, a broker non-vote has no effect on the outcome of the proposal.

Classification of the Adjournment Proposal as a “Non-Routine” Matter

We have been advised that the New York Stock Exchange has classified the Adjournment Proposal as a “non-routine” matter, meaning that a Broker may not vote on this matter without instructions from beneficial owners. As a result, if you are a beneficial owner and you do not submit instructions to your Broker about how your shares are to be voted in respect of the Adjournment Proposal, your shares will constitute “broker non-votes,” which will have no effect on the outcome of the proposal.

Except as specifically supplemented by the information contained herein, all information set forth in the proxy statement remains unchanged. From and after the date of this supplement, all references to the “proxy statement” are to the proxy statement as supplemented hereby.

Your vote is very important. We encourage you to vote in one of the manners described in the proxy statement, even if you plan to attend the special meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.